EX-FILING FEES
Calculation of Filing Fee Table

Form Schedule TO
(Form Type)

Prospect Sustainable Income Fund, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule
Fees to be paid	$182,571(1)	$92.70	$16.92(2)
Fees Previously Paid	N/A		—
Total Transaction Valuation	$182,571
Total Fees Due for Filing			$16.92
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$16.92

(1) The Registrant hereby offers to purchase up to $182,571 worth of its issued and outstanding common stock, par value $0.01 per share.
(2) Calculated as 100% of the Transaction Valuation.